EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
CVS CAREMARK CORPORATION
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
A. The name of the corporation (hereinafter referred to as the “Corporation”) is CVS CAREMARK CORPORATION. The date of filing of its original Certificate of Incorporation with the Secretary of the State of Delaware is August 22, 1996.
B. At a meeting of the Board of Directors of the Corporation on March 6, 2013, resolutions were duly adopted approving the following proposed amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The proposed amendment was as follows:

FIFTH: (i) In addition to any affirmative vote required by law or otherwise, the affirmative vote of the holders of at least a majority of the outstanding shares of Voting Stock, voting together as a single class, held by stockholders other than a Related Person shall be required for the approval, authorization or effectuation directly or indirectly, of any Business Combination with such Related Person (such affirmative vote being required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law, this Certificate of Incorporation, any resolution or resolutions adopted by the Board of Directors pursuant to this Certificate of Incorporation, any agreement with any national securities exchange or otherwise); provided, however, that such voting requirement shall not be applicable if:

(1) The Continuing Directors, by at least a majority vote of such Continuing Directors, have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or

(2) All of the following conditions shall have been satisfied:

(a) The Fair Market Value as of the date of consummation of the Business Combination of the consideration to be received per share by holders of shares of each class or series of Capital Stock (regardless of whether or not such Related Person is the Beneficial Owner of shares of any such class or series of Capital Stock) in the Business Combination is not less than the Highest Per Share Price;

(b) The form of consideration to be received by holders of shares of each class or series of Capital Stock in the Business Combination shall be United States currency or the form of consideration used by such Related Person in acquiring the largest aggregate number of shares of the Capital Stock which such Related Person has previously acquired;

(c) After such Related Person shall have first become a Related Person and prior to the consummation of such Business Combination:

(x) Except as approved by at least a majority of the Continuing Directors, there shall not have been any failure to declare and pay at the regular dates therefor the full amount of all dividends (whether or not cumulative) payable on the Preferred Stock, the Preference Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation;

(y) There shall not have been (A) any reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) except as approved by at least a majority of the Continuing Directors or (B) any failure to increase such annual rate of dividends, to the extent necessary to prevent any such reduction, in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate shall have been approved by at least a majority of the Continuing Directors; and

(z) Such Related Person shall not have become the Beneficial Owner of additional shares of Voting Stock, except as part of the transaction that results in such Related Person becoming a Related Person and except in a transaction that, giving effect thereto, would not result in any increase in the percentage of Voting Stock of which such Related Person is the Beneficial Owner; and

(d) A proxy statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any acts, rules or regulations that at least a majority of the Continuing Directors determine are successors thereof, shall (whether or not such a proxy statement is required to be mailed pursuant to such acts, rules or regulations) have been mailed to all holders of Voting Stock at least thirty (30) days prior to the date of the meeting called to consider such Business Combination and such statement shall have contained, at the front thereof, in a prominent place such recommendations and other information concerning the Business Combination as at least a majority of the Continuing Directors may determine so to include.

(ii) For purposes of this Article FIFTH:

(1) The terms “Affiliate” and “Associate” shall have the same meaning as in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Restated Certificate (the term “registrant” in said Rule 12b-2 meaning in this case the Corporation), and shall include any Person that, giving effect to a Business Combination, would become such an Affiliate or Associate.

(2) The term “Beneficial Owner” shall mean any Person which beneficially owns any Capital Stock within the meaning ascribed in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Restated Certificate, or who has the right to acquire any such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time or subject to any condition) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of any conversion, exchange or other right, warrant or option, or otherwise. A Person shall be deemed the Beneficial Owner of all Capital Stock of which any Affiliate or Associate of such Person is the Beneficial Owner.

(3) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any Substantial Amount of the assets of the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries to a Related Person, (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person, (d) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any Substantial Amount of the assets of a Related Person to the Corporation, one or more Subsidiaries, or the Corporation and one or more Subsidiaries, (e) the issuance of any securities of the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries to a Related Person or to a Person that giving effect thereto, would be a Related Person other than the issuance on a pro rata basis to all holders of stock of the same class pursuant to a stock split or stock dividend, (f) any reclassification of securities, recapitalization of the Corporation, or any merger or consolidation of the Corporation with or into one or more Subsidiaries or any other transaction that would have the effect, directly or indirectly, of increasing the voting power or other equity interest of a Related Person in the Corporation, (g) any loan, advance, guaranty, pledge or other financial assistance by the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries to or for the benefit, directly or indirectly (except proportionately as a stockholder), of a Related Person, (h) any agreement, contract or other arrangement providing for any Business Combination and (i) any series of transactions that a majority of Continuing Directors determines are related and that, taken together, would constitute a Business Combination.

(4) For the purposes of Section (i)(2) of this Article FIFTH, the term “consideration to be received” shall include, without limitation, Capital Stock of the Corporation retained by its existing stockholders other than Related Persons in the event of a Business Combination that is a merger and in which the Corporation is the surviving corporation.

(5) The term “Continuing Director” shall mean a Director of the Corporation who is not the Related Person, or an Affiliate or Associate of the Related Person (or a representative or nominee of the Related Person or such Affiliate or Associate), that is involved in the relevant Business Combination and (a) who was a member of the Board of Directors of the Corporation immediately prior to the time that such Related Person became a Related Person or (b) whose initial election as a Director of the Corporation was recommended by the affirmative vote of a least a majority of the Continuing Directors then in office, provided that, in either such case, such Continuing Director has continued in office after becoming a Continuing Director.

(6) The term “Fair Market Value” shall mean (a) in the case of United States currency, the amount thereof, (b) in the case of stock, (x) the closing sale price per share thereof on the last trading day preceding the date as of which the determination thereof is to be made, or the highest closing sale price per share thereof during the specified period, on the Composite Tape for New York Stock Exchange--Listed Stocks or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the United States securities exchange registered as a national securities exchange under the Securities Exchange Act of 1934, as amended, on which such stock is listed or principally traded, (y) if such stock is not so listed, the closing bid quotation per share thereof on the last trading day preceding the date as of which the determination thereof is to be made, or the highest closing bid quotation per share thereof during the specified period, on the National Association of Securities Dealers Inc. Automated Quotation System, or any system then in use or (z) if no such quotations are then available, the fair market value thereof, as of the date of which the determination thereof is to be made, as determined by at least a majority of the Continuing Directors and (c) in the case of securities, property or assets other than such currency or stock, the fair market value thereof, as of the date of which the determination thereof is to be made, as determined by at least a majority of the Continuing Directors.

(7) The term “Highest Per Share Price” shall mean with respect to any class or series of Capital Stock the highest of (a) the highest price per share that can be determined to have been paid at any time by the Related Person involved in the relevant Business Combination for any share or shares of such class or series of Capital Stock, or if such Related Person has not acquired any Capital Stock of such class or series, the highest equivalent, as determined by at least a majority of the Continuing Directors for a share of such class or series of such highest price for any other class or series of Capital Stock, (b) the highest preferential amount, if any, per share payable with respect to shares of such class or series of Capital Stock in the event of a voluntary or involuntary liquidation of the Corporation, or the highest redemption price, if any, to which the holders of shares of such class or series of Capital Stock would be entitled, whichever is higher, and (c) the Fair Market Value per share of such Capital Stock during the period of twenty (20) trading days immediately preceding the time the relevant Business Combination is first publicly announced, or during the period of twenty (20) trading days immediately preceding the time at which the Related Person became a Related Person, whichever is higher. In determining the Highest Per Share Price, (x) all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person and (y) the Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees or other value paid in connection with such purchases.

A Related Person shall be deemed to have acquired a share of Capital Stock at the time when such Related Person became the Beneficial Owner thereof. The price deemed to have been paid by a Related Person for Capital Stock of which an Affiliate or Associate is the Beneficial Owner shall be the price that is the highest of (a) the price paid upon the acquisition thereof by the relevant Affiliate or Associate (if any, and whether or not such Affiliate or Associate was an Affiliate or Associate at the time of such acquisition), and (b) the Fair Market Value per share of such Capital Stock during the period of twenty (20) trading days immediately preceding the time when the Related Person became the Beneficial Owner thereof.

In any determination of the price or prices paid or deemed to have been paid by any Person, and in any determination of the Highest Per Share Price or Fair Market Value, appropriate adjustment shall be made to reflect the relevant effect of any stock dividends, splits and distributions and any combination or reclassification of Capital Stock.

(8) The Term “Related Person” shall mean (a) any Person (other than the Corporation or any wholly owned Subsidiary) that, alone or together with any Affiliates and Associates, is or becomes the Beneficial Owner of an aggregate of 10% or more of the outstanding Voting Stock, and (b) any Affiliate or Associate of any such Person, provided, however, that the term “Related Person” shall not include (x) a Person whose acquisition of such aggregate percentage of Voting Stock was approved in advance by at least a majority of the Continuing Directors or (y) any pension, profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, all of the capital stock of or equity interest in which Subsidiary is owned by the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries, or any trustee or fiduciary when acting in such capacity with respect to any such plan. The term “Person” shall mean any individual, corporation, partnership or other entity, including, any group comprised of any person and any other Person, or any Affiliate or Associate thereof, with whom such Person, or any Affiliate or Associate thereof, has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock and each Person, and any Affiliate or Associate thereof, that is a member of such group.

(9) The term “Subsidiary” shall mean any Person a majority of the capital stock of or other equity interest in which is owned by the Corporation, one or more Subsidiaries or the Corporation and one or more Subsidiaries.

(10) The term “Substantial Amount” shall mean an amount of stock, securities or other property having a Fair Market Value equal to ten percent (10%) or more of the Fair Market Value of the total consolidated assets of the Corporation and its Subsidiaries taken as a whole, as of the end of the Corporation's most recent fiscal year ended prior to the time as of which the determination is being made.

(11) The term “Voting Stock” shall mean all outstanding Common Stock and all other outstanding Capital Stock of the Corporation, if any, entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by the holders of such Common Stock and other Capital Stock, if any, and the term “Capital Stock” shall mean all outstanding capital stock of the Corporation issued pursuant to this Certificate of Incorporation or any resolution or resolutions of the Board of Directors of the Corporation adopted pursuant to this Certificate of Incorporation.

(12) The Continuing Directors by at least a majority vote, shall have the power to make any and all determinations provided for in this Article FIFTH and to interpret the provisions and definitions in this Article FIFTH, which determinations and interpretations shall, to the fullest extent permitted by law, be conclusive.

(iii) In addition to the requirements of law and any other provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation, any such resolution or resolutions or otherwise), the affirmative vote of the holders of at least a majority of the outstanding shares of Voting Stock held by stockholders other than any Related Person shall be required to amend, alter or repeal, or adopt any provision inconsistent with the provisions of this Article FIFTH.

C. Thereafter, pursuant to a resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, on May 9, 2013, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

D. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

E. The effective date of the amendment shall be May 9, 2013.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 9th day of May, 2013.

CVS CAREMARK CORPORATION

By:	/s/ Thomas S. Moffatt
Name: Thomas S. Moffatt
Title: Vice President & Corporate Secretary